Exhibit 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A, as it may be amended, of our independent auditor’s report dated August 28, 2018 on our audit related to the consolidated balance sheets of Red Mountain Ventures Limited Partnership as of April 30, 2018 and 2017 and the related statements of operations and other comprehensive income, changes in limited partnership interest and cash flows for the years then ended, and the related notes to the financial statements.

Very truly yours,

HRP CPAS, LLC

AUGUST 29, 2018